UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 28, 2008
(Date of Report/Date of Earliest Event Reported)

GRANAHAN MCCOURT ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33075	02-0781911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

179 Stony Brook Road
Hopewell, NJ  08525

(Address of principal executive offices)

Registrant’s telephone number, including area code:   (609) 333-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.

On October 28, 2008, Granahan McCourt Acquisition Corporation (the “Company”), Satellite Merger Corp., a Georgia corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Pro Brand International, Inc., a Georgia corporation (“PBI”) and certain equity holders of PBI (collectively, “Sellers”) mutually agreed to terminate the Agreement and Plan of Merger, dated as of April 24, 2008, as amended by Amendment No. 1, dated September 3, 2008, (the “Merger Agreement”) pursuant to Section 8.1 of the Merger Agreement (the “Mutual Termination Agreement”).

Under the terms of the Merger Agreement, Merger Sub would have been merged with and into PBI, with PBI continuing as the surviving corporation.  The Merger Agreement provided that the purchase price payable at closing would have been $50 million in cash and $15 million in Company common stock.  PBI’s equity holders would have also become eligible for earnout payments based on PBI’s 2008, 2009 and 2010 EBITDA (adjusted to exclude, among other items, costs associated with SEC disclosure or with listing on a stock exchange, expenses incurred in connection with the merger, and fees payable to the Company and its affiliates on an ongoing basis).

Under the terms of the Mutual Termination Agreement, each party to the Mutual Termination Agreement agrees to release each other party from all liabilities and obligations arising out of or connected to the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Mutual Termination Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits:

The following Exhibits are attached as part of this report:

10.1  Mutual Termination Agreement, dated as of October 28, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Granahan McCourt Acquisition Corporation (Registrant)

Date: October 28, 2008	By:

/s/ David C. McCourt
David C. McCourt
President, Chief Executive Officer and
Chairman of the Board